EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of HFS Incorporated on Form S-8 of our reports dated February 22, 1996 (February 28, 1996 as to Note 2A) and March 29, 1996, appearing in and incorporated by reference in the Annual Report on Form 10-K, for the year ended December 31, 1995.




s/DELOITTE & TOUCHE LLP

Parsippany, New Jersey
June 18, 1996